LETTER OF INTENT






September 24, 2002


Mr. Michael S. Goodlett
Mr. Terrance Riely
c/o Woodlands S.A. Financial Services, Inc.
2391 N.E. Loop 410
Suite 103
San Antonio, TX 78217

Dear Messrs. Goodlett and Riely:

This letter evidences our mutual understanding, in principle, whereby The Prestige Group.Net, Inc., a Nevada corporation ("Prestige"), will acquire, from each of you, as the sole holders thereof (the "Sellers"), all of the issued and outstanding capital stock (the "Woodlands Shares") of Woodlands S.A. Financial Services, Inc., a Texas corporation ("Woodlands"), on the terms outlined herein (the "Share Exchange").

1.    The  Parties.   Prestige shall  be  the  purchaser  of  the
Woodlands Shares. Each of you, as the record and beneficial owners of an aggregate of 2,000 shares of common stock of Woodlands, which represents all of the Woodlands Shares, shall be the Sellers.

2. The Nature of the Transaction. Prestige will acquire the Woodlands Shares from the Sellers. In consideration of the sale of the Woodlands Shares by the Sellers to Prestige, Prestige will issue and deliver to the Sellers that number of shares of common stock of Prestige as the parties shall mutually determine (the "Prestige Shares"). We shall use our respective best efforts promptly to value the Woodlands Shares and the Prestige Shares in a manner and utilizing methods standard for transactions of this nature and magnitude. All of the Prestige Shares, when issued, shall be validly issued, duly paid, non-assessable, and free and clear of any liens and/or encumbrances. The Prestige Shares shall be issued in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, and shall be subject to the restrictions on transfer as set forth in Rule 144 as promulgated by the Securities and Exchange Commission.

3. Other Provisions. As a result of the proposed Share Exchange, Woodlands will become a wholly-owned subsidiary of Prestige. Prestige also currently intends and expects that, as of the date on which Woodlands becomes a wholly-owned subsidiary of Prestige, the present management of Woodlands would be serving in their present positions and, therefore, would be eligible for participation in any benefit and/or stock option plans or programs offered to similarly-ranked officers of any other subsidiaries of Prestige.

4. Due Diligence. Closing of the proposed Share Exchange is contingent upon completion by Prestige, or its designated representatives, of its due diligence investigation, the results of which must be satisfactory to Prestige's board of directors, in their sole and absolute discretion. Said due diligence investigation shall include, but not be limited to, a review of the financial statements, books, and corporate records of Woodlands. In addition, prior to the closing of the proposed Share Exchange, the Sellers shall be afforded the opportunity to obtain such information about Prestige as he may deem relevant to making the decision to exchange all of the Woodlands Shares for Prestige Shares.

5. Miscellaneous. This letter is an expression of our mutual intent and is not a binding contract. We each contemplate that the proposed Share Exchange will be concluded pursuant to the terms and provisions of a definitive agreement to be negotiated by the parties, which will be signed by Prestige and the Sellers. In this regard, we contemplate that we will each make the usual and customary representations and warranties concerning the business and financial condition of Woodlands and Prestige, respectively, as may be appropriate in a transaction of this nature and magnitude. The consummation of the proposed Share Exchange shall also be subject to receipt of any necessary (a) approvals by the board of directors and shareholders of Prestige and/or Woodlands, (b) consents of third parties, and (c) governmental approvals. If the foregoing is acceptable, in principle, please sign a copy of this letter in the space provided below and return the same to us.

Very truly yours,

THE PRESTIGE GROUP.NET, INC.



By:  /s/ Douglas G. Gregg
     -----------------------------
     Douglas G. Gregg, President


ACCEPTED AND AGREED TO
As of this 24th day of September, 2002:


     /s/ Michael S. Goodlett
     ------------------------
          Michael S. Goodlett


     /s/  Terrance Riely
     ---------------------
           Terrance Riely